This report is signed on behalf of the registrant (or deposit or Trustee) in the City of Horsham and State of Pennsylvania on the 28th day of February, 2005.

Penn Series Funds , Inc.






By:	 	/s/ Thomas G. Rees
		-----------------------
		Thomas G. Rees
	 	Treasurer
	 	Penn Series Funds, Inc.


Witness:	/s/ John Heiple
		----------------------
		John Heiple